Exhibit 2.2
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE
     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (“Amendment”) effective this 27th day of May, 2009, is by and among IDEATION ACQUISITION CORP., a corporation incorporated in the State of Delaware, USA (“Ideation”), Earl Yen (the “CSV Representative”), Tommy Cheung and Stephen Lau (collectively, the “DB Representative”) and Qinying Liu (the “Management Shareholder Representative” and, together with the CSV Representative and the DB Representative, the “SM Shareholders’ Representatives”).
Recitals
     WHEREAS, Ideation and the SM Shareholders’ Representatives, along with the other parties thereto, have previously entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009 (the “Agreement”); and
     WHEREAS, in accordance with Section 16.2 of the Agreement, Ideation and a majority of the SM Shareholders’ Representatives wish to amend the Agreement to reflect the terms set forth below.
Agreement
     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	The first sentence of Section 16.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

“No provision of this Agreement may be waived or amended except in a written instrument signed by Ideation and a majority of the SM Shareholders’ Representatives; provided that (a) any amendment to or waiver of any provision of the Linden Sections shall also require the consent of Linden Ventures and (b) any other amendment or waiver that, directly or indirectly, disproportionately affects Linden Ventures relative to the (i) SM Shareholders as a group, (ii) SM Warrantholders as a group, or (iii) SM Shareholders and SM Warrantholders together as a group, shall also require the consent of Linden Ventures, which shall not be unreasonably withheld. Linden Ventures shall be notified of all proposed and final amendments to the Agreement, regardless of whether or not Linden Venture’s consent is required thereon, simultaneously with notification of such amendments to Ideation or the SM Shareholders’ Representatives.”

2.	The following defined term shall be added to Annex A of the Agreement in the appropriate location so as to place such defined term in the proper alphabetical order:

“Linden Sections” means the following sections and paragraphs of the Agreement: (a) Section 5.1(b) (Warrants), Section 5.1(e) (Interim Notes), Section 6.3 (Additional Agreements—as it relates to Linden Ventures’ New Warrant exercise price and Lock-up Agreement), Section 12.9 (Series D or Other Financing), Section 16.2 (Amendments; Waivers), Section 16.5 (SM Shareholders’ Representatives—only to the extent it applies to Linden Ventures), and Section 16.9 (Entire Agreement; Third Party Beneficiaries); (b) the Preamble to Article VII (Representations and Warranties—only to the extent it applies to Linden Ventures); (c) Article XIV (Indemnification—only to the extent it applies to Linden Ventures); (d) Schedule B (to the extent it relates to Linden Ventures’ SM Warrant Ownership); and (e) Schedule C (Allocation of New Warrants to Linden Ventures).

3.	Article 29(a)(i) of Exhibit A to the Agreement is hereby amended and restated in its entirety as follows:

“(i) Each outstanding Series A Preferred Share shall be convertible, (i) at the option of the holder thereof, at any time after six (6) months following the Series A Original Issue Date, by notice to the office of the Chairman of the Board or the president of the Company or any transfer agent for such Series A Preferred Shares or any other place as the Company and the converting holder mutually agree, and (ii) at the option of the Company and after eighteen (18) months following the Series A Original Issue Date, if for 20 Trading Days within any period of 30 consecutive Trading Days ending three Trading Days prior to the date the Company delivers a notice to the Series A Preferred Holders of such conversion option, the Closing Price of the Ordinary Shares of the Company equals or exceeds US$11.50, into such number of fully-paid and non-assessable Ordinary Shares calculated in accordance with clause (ii) of this Article 29(a).”

4.	Except as amended by the terms of this Amendment, the Agreement remains in full force and effect.

5.	Unless otherwise defined, capitalized terms used herein have the meanings given to them in the Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

IDEATION ACQUISITION CORP.
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	Secretary

	Address:	1990 S. Bundy Drive, Suite 620 Los Angeles, CA 90025
	Facsimile:	(310) 861-5454

MANAGEMENT SHAREHOLDER REPRESENTATIVE:
/s/ Qinying Liu
Name:	Qinying Liu
Address:	Room 4B, Yinglong Building No. 1358 Yan An Road West Shanghai 200052, China
Facsimile:	+86 (21) 6283-0552

CSV REPRESENTATIVE:
/s/ Earl Ching-Hwa Yen
Name:	Earl Ching-Hwa Yen
Address:	Rm. 104, Bldg.18 No. 800 Huashan Road Shanghai 200050, China
Facsimile:	+86 (21) 6225-8573

DB REPRESENTATIVE:
/s/ Tommy Cheung
Name:	Tommy Cheung
Address:	56/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong
Facsimile:	+852 2203-8304

/s/ Stephen Lau

Name:	Stephen Lau
Address:	56/F, Cheung Kong Center 2 Queen’s Road Central Hong Kong
Facsimile:	+852 2203-8304

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